EXHIBIT 99.1

CEO Letter to Shareholders - SolarWindow Technologies, Inc.

Important Shareholder Update

Columbia, Md. - April 27, 2015 - The following is a statement by John A. Conklin, President & CEO, SolarWindow Technologies, Inc. (OTCQB: WNDW):

Dear Fellow SolarWindow Shareholder:

I’m writing to share some exciting news that has recently captivated our industry and filled our labs and offices with heightened optimism over the past few months.

Why the excitement?

Well, in the words of one leading industry expert:

“Electricity-generating glass which remains see-through marks the $72 billion architectural glass industry’s single greatest breakthrough in a half century.”

Further, the calculated financial payback for our potential customers is less than one year -- the industry’s fastest published financial return!

And now, our SolarWindow™ financial modeling has been independently validated by a highly respected team of third-party engineers and scientists.

We believe that we are now well on our way to building commercially-available SolarWindow™ products -- one of the most disruptive energy innovations ever, providing:

•	One year published financial payback;
•	15-times the environmental benefits over traditional rooftop mounted solar;
•	50-times greater power than conventional rooftop systems; and
•	Electricity from natural, shaded and even indoor light.

What is the potential financial impact for us?

Our SolarWindow™ products are being developed to be installed on all four sides of a skyscraper, turning the entire building into a power generator.

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And, since commercial buildings account for 35% of all electricity consumed, this market opportunity is especially significant for you and all of our shareholders.

With such a compelling financial proposition, building-owners, architects, and designers should certainly be motivated to install SolarWindow™ products, when they become available.

Given the worldwide enormity of our breakthrough, it’s no wonder that our award-winning SolarWindow™ technology was demonstrated to the United States Congress.

As CNBC explains, “…SolarWindow™ could give our cities the ability to harvest their own energy needs.”

In closing, I want to let you know that we have changed our Company name to more accurately reflect our technology and commercialization efforts.

We also have embarked upon a new and exciting identity and branding initiative, including the development of a new more stimulating and informative website and social media outreach.

In order to provide updates as timely as possible, we ask that you provide us with your electronic contact information by emailing us at: info@SolarWindow.com.

We also invite you to visit our new website at www.solarwindow.com, and to follow us on Twitter (@solartechwindow), or on Facebook (https://www.facebook.com/SolarWindowTechnologies) for the latest developments and news items concerning your Company.

Please know that your ongoing support is always valued and very much appreciated.

Thank you,

John Conklin,

President & CEO

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DISCLAIMER: No statement herein should be considered an offer or a solicitation of an offer for the purchase or sale of any securities. This letter contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although SolarWindow Technologies, Inc. (the “Company” or “SolarWindow”) believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or technologies that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. There can be no assurance that further research and development will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that SolarWindow will be able to develop commercially viable products on the basis of its technologies. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission. These reports and filings may be inspected and copied at the Public Reference Room maintained by the U.S. Securities & Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the U.S. Securities & Exchange Commission at 1-800-SEC-0330. The U.S. Securities & Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S. Securities & Exchange Commission at http://www.sec.gov. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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